PURCHASE AND SALES AGREEMENT

THIS CONTRACT, entered into this 16th, day of January, 2018 made between ShantiNiketan Ashram, Inc., as Seller, whose address is 2512 Slim Haywood Avenue, Tavares, FL 32778 and ShantiNiketan International Corporation, as Buyer, whose address is 2100 ShantiNiketan Blvd, Tavares, FL 32778 who hereby agree that Seller shall sell and Buyer shall buy the following described real property (referred to as the "Property") upon the following terms and conditions:

I. DESCRIPTION. (a) The legal description of the Real Property in the County of Lake, State of Florida, is as follows:

See Exhibit "A" attached hereto.

II. PURCHASE PRICE: The purchase price for the Property is $3,000,000.00.

The purchase price is to be paid to the Seller by the Buyer on or before the Closing Date as follows:

(a) Deposit 10% of the Purchase Price, which is $300,000.00

(b) Total balance to close is $2,700,000.00, which can be paid in installments or in full as determined by Buyer.

III. EFFECTIVE DATE: The Effective Date of this Contract shall be January 16th, 2018.

IV. TITLE EVIDENCE: Buyer shall at Buyer's expense secure an owner's policy of title insurance to Buyer at closing, showing title to be in accordance with the terms of Standard A below. Buyer shall pay the premium for the owner's policy of title insurance at closing.

V. CLOSING DATE: The closing of this transaction shall take place on or before December 31, 2018 or any date after the expiration of the Inspection Period, unless that date is extended by other terms of this Contract.

VI. RESTRICTIONS, EASEMENTS AND LIMITATIONS: Buyer agrees to accept title subject to restrictions, prohibitions and other limitations and requirements imposed by governmental authority; public utility easements of record; taxes for the year of closing and subsequent years.

VII. OCCUPANCY: The Real Property is now vacant and in possession of the Seller.

VIII. TYPEWRITTEN OR HANDWRITTEN PROVISIONS: Any typewritten or handwritten provisions added to this Contract, once initialed by all parties hereto, shall control over all originally printed provisions in conflict therewith.

IX. FIRPTA: The parties shall comply fully with the Foreign Investment In Real Property Tax Act and applicable regulations, which could require Seller to provide additional funds at closing to meet withholding requirements. If Seller is not a "foreign person' as defined in FIRPTA then Seller shall provide an affidavit to that effect in compliance with FIRPTA at closing.

X. ASSIGNABILITY: This Contract may not be assigned by Buyer.

XI. BROKERS COMMISSION: Each party represents and warrants to the other that there is no Realtor involved in this transaction. Each party hereby indemnifies, defends and holds the other party harmless from any loss, cost (including reasonable attorney's fees and court costs at trial and all appellate levels), damage, claim, demand or liability for any damages or fees incurred by the indemnified party arising out of breach of the foregoing representation and warranty by the other party. The provisions of this Paragraph shall survive the Closing and any cancellation or termination of this Agreement.

XII. STANDARDS GOVERNING THIS TRANSACTION: This transaction shall be governed by the following Standards:

A. EVIDENCE OF TITLE: The title insurance commitment shall be issued by a title insurer licensed in Florida, shall show marketable title to be vested in the Seller, and shall agree to issue to Buyer, upon recording of the deed to Buyer, an owner's policy of title insurance in the amount of the purchase price, subject only to liens, encumbrances, exceptions and qualifications set forth in this Contract and those which shall be discharged by Seller prior to closing. Marketability of title shall be determined in accordance with the Title Standards adopted by the Florida Bar, and in accordance with law. Buyer shall have 10 days from receipt of the title insurance commitment to examine it. If Buyer finds the title to be defective, Buyer shall within 3 days thereafter notify Seller in writing specifying such defects. If the defects render title unmarketable, Seller shall have 120 days from receipt of notice within which to use reasonable efforts to remove the defects, failing which Buyer may either accept title as is or demand a refund of Buyer's deposit(s) which shall be immediately returned to Buyer; thereupon, Buyer and Seller shall be released of any further obligation to one another under this Contract.

B. PROPERTY CONDITION: Buyer acknowledges that it has not relied upon any representations or warranties of Seller as to the condition of the property, and that Buyer will have an opportunity to inspect the condition of the Property during the Inspection Period. At closing, Buyer shall accept the Property in its existing "as is" condition. Seller shall have no obligation to make any repairs, replacements or improvements to the Property.

C. SURVEY: Buyer, at Buyer's expense, within the time allowed for delivery of the title insurance commitment and its examination, may have the Real Property surveyed by a registered Florida land surveyor. If the survey shows any encroachment onto the Real Property or that improvements on the Real Property encroach on setback lines, easements, lands of others, or that any restrictions, covenants of this Contract, or governmental regulations, applicable to the Real Property, are violated, Buyer shall give written notice thereof to Seller within 3 days of receipt by Buyer of the survey, and such defects shall be treated as title defects and shall be subject to the terms set forth in Standard A for the curing of such title defects. Seller agrees to provide Buyer with a copy of any surveys Seller may have regarding the property within 90 days of the Effective Date.

D. PLACE OF CLOSING: Closing shall be held in the county where the Real Property is located.

E. TIME: Time is of the essence of this Contract. Time periods of less than 6 days hereunder shall exclude Saturdays, Sundays and state or national legal holidays, and any time period hereunder which would expire on Saturday, Sunday or a legal holiday shall be extended to 5:00 p.m. on the next business day.

F. INSPECTIONS: In the event Buyer elects to terminate this Contract under the provisions herein, or in the event of a default by Buyer, all surveys, feasibility studies, inspections, soil test, environmental assessments and the results of other tests and inspections regarding the Property shall be transferred and/or assigned to Seller.

G. EXPENSES: Buyer shall pay for documentary stamps on the deed, the recording of the deed and all expenses having to do with Buyer's financing, if any of the purchase of the Property.

H. PRORATIONS AND CREDITS: Taxes, assessments, rent, interest, insurance, and other expenses and revenues of the Property shall be prorated through the day before closing. Cash due at closing shall be increased or decreased as necessary to effectuate prorations. Advance rent and security deposits shall be credited to Buyer. Taxes shall be prorated based on the current year's taxes with due allowance for the maximum allowed discount applicable to the Property. If millage is not fixed at the time of closing, taxes will be prorated based on the current assessment and the prior year's millage rate; if the current assessment is not available, taxes will be prorated based on the prior year's tax. Any tax proration based on an estimate may at the request of either party be readjusted upon receipt of the tax bill in the year of closing.

I. SPECIAL ASSESSMENT LIENS: Certified, confirmed and ratified special assessment liens as of the date of closing are to be paid by the Seller. Pending liens as of the date of closing shall be assumed by Buyer. If the improvement for which the pending lien was imposed has been substantially completed at closing, Buyer shall receive a credit at closing equal to the last estimate of the assessment for the improvement by the public body.

J. INSPECTION PERIOD: Buyer shall before the Closing Date ("Inspection Period") time to inspect the physical condition of the Property, and conduct such other tests and examinations of the Property, at Buyer's sole cost and expense, which Buyer deems advisable, including soil boring tests, geotechnical, and environmental tests. Buyer agrees to indemnify and hold harmless Seller from any and all liability, including but not limited to bodily injury and damages, as a result of Buyer's inspections. In the event Buyer determines, in its sole and absolute discretion, that the Property is not suitable for its purposes for any reason, Buyer may elect not to proceed with the transaction contemplated by this Agreement. In that event Buyer may terminate this Agreement by notifying Seller in writing on or before the expiration of the Inspection Period and upon such notice, Seller shall return the Deposit to Buyer, whereupon the parties shall be released from all further obligations under this Agreement. Should Buyer fail to provide written notice to Seller of Buyer's desire to terminate this Contract by the conclusion of the Inspection Period, the

contingencies set forth in this paragraph shall be deemed waived and Buyer shall be deemed to have accepted the property and shall be bound to close this transaction.

K. BUYER'S ENTRY ON PROPERTY. During the Inspection Period, and provided that the Property is not damaged by Buyer and is left in a safe condition as found by Buyer, Seller hereby gives permission to Buyer and/or its agents to enter upon any portion of the Property to make such inspections and to conduct, at the sole expense of Buyer, such tests as Buyer may choose to perform. Buyer agrees that, in exercising its rights set forth in this paragraph, Buyer will not interfere with the operation of the Property. Buyer shall assume all risks involved in entering the Property for the performance of such activities and shall indemnify and hold Seller harmless from and against all loss and expense by reason of any liability due to bodily injury or death to persons or damage to Property sustained by any party arising out of or in connection with the exercise of any of Buyer's rights under this paragraph.

L. ATTORNEY'S FEES AND COSTS: In any litigation arising out of this Contract, the prevailing party shall be entitled to recover reasonable attorney's fees and costs.

M. TERMINATION: Both parties can terminate this Contract for any reason before the Closing Date. Within 30 days of termination of this Contract, the Seller will refund to Buyer all deposits made by the Buyer, whereupon Buyer and Seller shall be relieved of all obligations under this Contract.

N. CONTRACT NOT RECORDABLE, PERSONS BOUND, AND NOTICE: Neither this Contract nor any notice of it shall be recorded in any public records by Buyer, Seller or Broker. This Contract shall bind and inure to the benefit of the parties and their successors in interest. Whenever the context permits or requires, the singular shall include the plural and one gender shall include all. Notice hereunder shall be in writing and if sent to the intended recipient by certified mail, return receipt requested, all postage and fees prepaid, shall be effective 3 calendar days after mailing; otherwise, notice shall be effective only upon receipt by the addressee. Notice given by or to an attorney representing a party shall be as effective as notice given by or to that party.

O. OTHER AGREEMENTS: This Contract sets forth the entire understanding of the parties hereto and there are no other agreements or representations, prior or present, which shall be binding on Seller or Buyer unless specifically included in this Contract. Any prior or present representations, negotiations and agreements between the parties which are not specifically set forth herein are deemed to have been merged herein and are extinguished hereby to the extent not contained herein. This Contract may not be amended in any manner other than by a written instrument signed by all parties hereto, and no other modification (whether oral, by course of conduct or otherwise) shall be binding on any party.

IN WITNESS WHEREOF, the parties have set their hands and seals.

SELLER:

ShantiNiketan Ashram, Inc.

DATE: 01/16/2018

By: ______________________
Jeffrey Ignatius
Director

BUYER:

ShantiNiketan International Corporation

DATE: 01/16/2018

By: ______________________
Appaswamy Vino Pajanor
President & CEO

EXHIBIT-A
LEGAL DESCRIPTION

THAT PORTION OF THE LANDS AS DESCRIBED IN OFFICIAL RECORDS BOOK 4087, PAGES 1957 THROUGH 1963, PUBLIC RECORDS OF LAKE COUNTY, FLORIDA; AND BEING THAT PORTION OF LOTS 14, 15, 16, 18, 19, 20, 22, 23 AND 24, ALONG WITH THE VACATED UNNAMED ROADS LYING BETWEEN SAID LOTS, BEING VACATED PER RESOLUTION 2007-30 AS RECORDED IN OFFICIAL RECORDS BOOK 3793, PAGES 817 THROUGH 821, AND AS SHOWN ON THE PLAT OF "PLAT OF LAND OF LANE AND JACKSON AND OTHERS" AS RECORDED IN PLAT BOOK 7, PAGE 52, BOTH BEING RECORDED IN THE PUBLIC RECORDS OF LAKE COUNTY, FLORIDA; ALL BEING IN SECTION 6, TOWNSHIP 20 SOUTH, RANGE 26 EAST, LAKE COUNTY, FLORIDA, BEING DESCRIBED AS FOLLOWS:

COMMENCE AT THE NORTHWEST CORNER OF SAID SECTION 6; THENCE ON A BEARING RELATED TO FLORIDA STATE PLANE COORDINATES, EAST ZONE, S00°59'22"W ALONG THE WEST LINE OF THE NORTHWEST 1/4 OF SAID SECTION 6 FOR 1551.90 FEET TO A POINT ON THE SOUTHERLY RIGHT OF WAY LINE FOR SLIM HAYWOOD AVENUE AS SHOWN ON THE PLAT OF "PLAT OF LANE PARK RIDGE PHASE "A" AS RECORDED IN PLAT BOOK 59, PAGES 52 THROUGH 54, PUBLIC RECORDS OF LAKE COUNTY, FLORIDA; THENCE ALONG SAID SOUTHERLY RIGHT OF WAY LINE THE FOLLOWING FIVE (5) COURSES: S89°12'04"E FOR 288.12 FEET TO THE POINT OF CURVATURE OF A CURVE CONCAVE NORTHERLY AND HAVING A RADIUS OF 165.00 FEET; THENCE EASTERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 40°46'38" AN ARC DISTANCE OF 117.43 FEET TO THE POINT OF TANGENCY; THENCE N50°01'18"E FOR 81.14 FEET TO THE POINT OF CURVATURE OF A CURVE CONCAVE SOUTHERLY AND HAVING A RADIUS OF 200.00 FEET; THENCE EASTERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 40°32'23" AN ARC DISTANCE OF 141.51 FEET TO THE POINT OF TANGENCY; THENCE S89°26'19"E FOR 89.83 FEET TO THE POINT OF BEGINNING; THENCE CONTINUE ALONG SAID SOUTHERLY RIGHT OF WAY LINE THE FOLLOWING FOUR (4) COURSES: S89°26'19"E FOR 156.03 FEET TO THE POINT OF CURVATURE OF A CURVE CONCAVE NORTHERLY AND HAVING A RADIUS OF 250.00 FEET; THENCE EASTERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 38°02'20" AN ARC DISTANCE OF 165.98 FEET TO THE POINT OF REVERSE CURVATURE OF A CURVE CONCAVE SOUTHERLY AND HAVING A RADIUS OF 175.00 FEET; THENCE EASTERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 38°25'45" AN ARC DISTANCE OF 117.38 FEET; THENCE S89°13'56"E FOR 95.51 FEET TO THE WEST LINE OF THE PLAT OF "FOXBOROUGH" AS RECORDED IN PLAT BOOK 54, PAGES 33 AND 34, PUBLIC RECORDS OF LAKE COUNTY, FLORIDA; THENCE S00°49'02"W ALONG SAID WEST LINE FOR 470.08 FEET TO THE POINT OF INTERSECTION OF SAID WEST LINE WITH THE WEST RIGHT OF WAY LINE OF THE UNNAMED ROAD AS SHOWN ON THE AFORESAID PLAT OF "PLAT OF LAND OF LANE AND JACKSON AND OTHERS"; THENCE S01°03'31"W ALONG SAID WEST RIGHT OF WAY LINE FOR 817.89 FEET; THENCE DEPARTING SAID WEST RIGHT OF WAY LINE, N89°28'57"W FOR 603.19 FEET TO A POINT ON A NON TANGENT CURVE CONCAVE SOUTHWESTERLY, HAVING A RADIUS OF 127.75 FEET AND A RADIAL LINE WHICH BEARS N63°37'29"E; THENCE NORTHWESTERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 10°51'36" AN ARC DISTANCE OF 24.21 FEET TO A POINT ON A NON TANGENT CURVE CONCAVE WESTERLY, HAVING A RADIUS OF 105.00 FEET AND A RADIAL LINE WHICH BEARS S74°08'17"E; THENCE NORTHEASTERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 15°20'40" AN ARC DISTANCE OF 28.12 FEET TO A POINT OF NON TANGENCY; THENCE N03°41'52"E FOR 180.25 FEET; THENCE N00°31'03"E FOR 872.35 FEET; THENCE N45°31'03"E FOR 138.41 FEET TO THE POINT OF BEGINNING.

CONTAINING 744,582 SQUARE FEET OR 17.09 ACRES, MORE OR LESS.